Exhibit 10.96
***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4)
and 240.24b-2.
AMENDMENT NO. 11 TO
AGREEMENT
     This Amendment No. 11 (“Amendment No. 11”) is entered into effective as of January 1, 2009 (the “Amendment Effective Date”), pursuant to and amending that certain Agreement between Gen-Probe Incorporated, a Delaware corporation (“Gen-Probe”) and Novartis Vaccines & Diagnostics, Inc., a Delaware corporation (“Novartis”; and collectively with Gen-Probe, the “parties”), dated as of June 11, 1998, as previously amended and supplemented (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
Recitals
     A. Prior to April 19, 2006, the legal name of Novartis Vaccines and Diagnostics, Inc. was Chiron Corporation. In this Amendment No. 11, Novartis Vaccines and Diagnostics, Inc. is referred to as “Chiron” with respect to events prior to April 19, 2006.
     B. The parties entered into the Agreement pursuant to which, among other things, the parties described their respective rights and obligations with respect to the development, manufacture, marketing and distribution of Products in the Blood Screening and Clinical Diagnostic Fields.
     C. Subsequent to the execution of the Agreement, Chiron assigned its rights and obligations under the Agreement with respect to the Clinical Diagnostic Field to Chiron Diagnostics Corporation, which was subsequently acquired by Bayer Corporation. Chiron retained all rights and obligations under the Agreement with respect to Blood Screening Products. This amendment is effective as between Novartis and Gen-Probe with respect to Blood Screening Products only, and nothing herein shall affect any rights or obligations of any person under the Agreement with respect to the Clinical Diagnostic Field.
     D. The parties have discussed amending the Agreement and extending the Blood Screening Term, in accordance with the provisions of this Amendment No. 11.
Agreement
     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth in this Amendment No. 11, the parties agree as follows:
     1. Applicable Purchase Price.
          a. Section 1.2.1 of the Agreement shall be and is hereby amended to read as follows as it applies to sales after January 1, 2009:

1.2.1	With respect to each Initial Blood Screening Assay, and each Future Blood Screening Assay which includes as a constituent element an assay for HCV (other than those sold pursuant to Sections 3.1.4(b) or 3.6), and except as set forth in Section 1.2.2 below, each to the extent sold after January 1, 2009, an amount equal to the sum of:
(a)	Fifty percent (50%) of Gen-Probe’s Manufacturing Cost of such Blood Screening Assay, plus

(b)	The percentage specified in Attachment A for the calendar year in which such Blood Screening Assay is sold, multiplied by the Net Sales of such Blood Screening Assay for the applicable period pursuant to Section 3.1.6(b).
          b. Section 1.2.3 of the Agreement shall be and is hereby amended to read as follows:
1.2.3	With respect to each Future Blood Screening Assay that does not include as a constituent element an assay for HCV sold after January 1, 2009, an amount equal to the sum of:
(a)	Fifty percent (50%) of Gen-Probe’s Manufacturing Cost of such Future Blood Screening Assay, plus

(b)	Fifty percent (50%) of Net Sales of such Blood Screening Assay for the applicable period pursuant to Section 3.2.7(b) (except that solely for the purpose of this Section 1.2.3 such sales shall not include sales by any distributor of Chiron, but shall instead include sales by Chiron to all such distributors, so long as the sales price is within industry standards for distributor margins).
provided, however, that the percentage referred to in (b) above shall be adjusted to reflect the value of patent rights contributed by either party covering the marker which is the subject of such Future Blood Screening Assay, with the amount of the adjustment determined by the Supervisory Board based on the value of such patent rights and the degree of exclusivity which is provided for the Future Blood Screening Assay, pursuant to Section 3.2.8(c); and
provided, further, that the Supervisory Board may modify the allowable deductions from Net Sales for Future Blood Screening Assays approved by the parties.

     2. Blood Screening Instruments. Section 1.6 of the Agreement shall be and is hereby amended by adding, at the end of the existing section, the following language:
Subject to the fulfillment of the conditions set forth in Attachment B, Blood Screening Instruments shall also include the Panther Instrument now under development by Gen-Probe, to be added as a new Blood Screening Instrument in accordance with Section 3.3.8. The “Panther Instrument” shall have the meaning set forth in Attachment B.
     3. Blood Screening Term. Section 1.7 of the Agreement shall be and is hereby amended to read as follows:
“Blood Screening Term” shall mean the period commencing on the Effective Date and expiring on June 30, 2025, subject to earlier termination pursuant to and in accordance with the provisions of this Agreement.
     4. Payment of Applicable Purchase Price; Reports. Sections 3.1.6(b), 3.2.7(b), and 3.3.6(b) of the Agreement shall be and are hereby amended to provide: Novartis shall pay to Gen-Probe the Applicable Purchase Price for Initial Blood Screening Assays, Future Blood Screening Assays, and Blood Screening Instruments within thirty (30) days after the end of each calendar month and concurrently with the written report required by Section 7.1. Section 7.1 shall be and is hereby amended to reflect the agreed thirty (30) day reporting requirement.
     5. Payment of HIV Patent Royalties. Pursuant to Section 9.6 and subject to the conditions of Attachment C, the parties agree to share the payment obligation of Novartis and Gen-Probe for the license of HIV intellectual property rights [...***...], as follows: [...***...].
     6. Non-Competition; New and Alternative Technologies. Sections 3.2.8(a)(i) and (ii) of the Agreement shall be and hereby are deleted in their entirety and replaced with the following provisions:
(i) New Technology. If a party or its Affiliate becomes aware of any new or improved nucleic acid probe based assay method or products incorporating such method, and/or instrumentation therefor, (collectively the “New Technology”) which may reasonably be expected to offer technological advantages over the TMA Blood Screening Assays provided for by this Agreement, and such party or its Affiliate desires to develop or commercialize assay products for use in the Blood Screening Field using such New Technology, then such party shall inform the other party in writing and the parties shall discuss such New Technology and shall use good faith efforts to reach agreement for the joint development and/or commercialization of assay products in the Blood Screening Field incorporating the New Technology, which agreement may include an adjustment of the Applicable Purchase Price for such products.
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(ii) If the parties cannot reach agreement for the joint development and/or commercialization of any assay product incorporating New Technology following good faith negotiations in accordance with subsection (i) above, and Novartis or its Affiliate is the person desiring to develop or commercialize assay products incorporating the New Technology, Novartis or its Affiliate may proceed with product development or commercialization only if Novartis grants Gen-Probe a license of the Chiron IP Rights, on reasonable commercial terms similar to those granted Third Parties, permitting Gen-Probe and its Affiliates to make, have made, use, sell, and import under Gen-Probe’s brands and trademarks the Blood Screening Assays and Blood Screening Instruments for use in the Blood Screening Field that are likely to be adversely impacted by the introduction of such products (collectively, the “Impacted Products”). The license to Gen-Probe for an Impacted Product shall be effective, on a country-by-country basis and Impacted Product-by-Impacted Product basis, on the date that is six months prior to the anticipated first commercial sale by Novartis of an assay product incorporating the New Technology, provided that the license shall also permit Gen-Probe and its Affiliates to undertake activities prior to such date that are necessary to enable Gen-Probe to sell the Impacted Product as of such date. Upon the effective date of Gen-Probe’s right to sell under the license, Novartis’s rights under this Agreement with respect to the Impacted Products shall be modified to be co-exclusive with the right of Gen-Probe and its Affiliates to promote, market and sell the Impacted Products for use in the Blood Screening Field. Gen-Probe and its Affiliates shall not have any right to develop or commercialize Blood Screening Assays incorporating New Technology and/or Blood Screening Instruments incorporating New Technology for use in the Blood Screening Field during the Blood Screening Term except in collaboration with Novartis.
(iii) Alternative Technology Identified by Gen-Probe. If Gen-Probe or its Affiliate becomes aware of an alternative technology or product that is reasonably expected to substitute for or significantly reduce the need for nucleic acid probe based assay methods in the Blood Screening Field (such as, by way of example and not limitation, [...***...]) (collectively the “Alternative Technology”), and Gen-Probe or its Affiliate desires to develop or commercialize products for use in the Blood Screening Field using such Alternative Technology, then Gen-Probe shall inform Novartis in writing and the parties shall discuss such Alternative Technology and shall use good faith efforts to reach agreement on reasonable commercial terms for the joint development and/or commercialization of products in the Blood Screening Field incorporating such Alternative Technology pursuant to the collaboration established by this Agreement. Gen-Probe or its Affiliate shall not have any right to develop or commercialize products for use in the Blood Screening Field incorporating Alternative Technology unless it has first offered Novartis the opportunity to jointly participate in the development and commercialization of such products on reasonable commercial terms.
***Confidential Treatment Requested

(iv) Alternative Technology Identified by Novartis. If Novartis or its Affiliate becomes aware of an Alternative Technology and Novartis or its Affiliate desires to develop or commercialize products for use in the Blood Screening Field using such Alternative Technology, then Novartis shall inform Gen-Probe in writing. (For the avoidance of doubt, therapeutic and prophylactic drugs and/or vaccines shall not be considered Alternative Technology for purposes of this Agreement.) Novartis shall have the option, at its sole discretion, of either: a) offering Gen-Probe the opportunity to jointly participate in the development and commercialization of such products on reasonable commercial terms (Option 1); or b) commercializing the Alternative Technology by itself, without first offering Gen-Probe the opportunity to jointly participate in the development and commercialization of such products (Option 2). Novartis shall notify Gen-Probe of its election in writing when notifying Gen-Probe of the Alternative Technology. Any notice of Novartis’ election of Option 2 shall be delivered not less than 120 days prior to the first commercial sale by Novartis or its Affiliate of the Alternative Technology product. If Novartis elects Option 1, the parties shall discuss such Alternative Technology and shall use good faith efforts to reach agreement on reasonable commercial terms for the joint development and/or commercialization of products in the Blood Screening Field incorporating such Alternative Technology pursuant to the collaboration established by this Agreement.
(v) If Novartis or its Affiliate elects Option 1 with respect to the Alternative Technology, but the parties are unable to reach agreement on commercially reasonable terms for the joint development and/or commercialization of any product following good faith negotiations, Novartis or its Affiliate may proceed with product development or commercialization only if Novartis grants Gen-Probe a license of the Chiron IP Rights, on reasonable commercial terms similar to those granted Third Parties, permitting Gen-Probe and its Affiliates to make, have made, use, sell, and import under Gen-Probe’s brands and trademarks the Impacted Products. The license to Gen-Probe for an Impacted Product shall be effective on a country-by-country basis and Impacted Product-by-Impacted Product basis as of the first date on which (a) Novartis or its Affiliate has commenced sales in such country of the Alternative Technology product and (b) the number of blood donations screened with an Impacted Product in such country for any calendar quarter have declined as a result of the introduction of the Alternative Technology product by at least [...***...] (the “Option 1 Threshold Decline”) from the number of donations screened with such Impacted Product in either (x) the quarter immediately proceeding Novartis’ written notice to Gen-Probe of the Alternative Technology or (y) the corresponding quarter for the prior calendar year. Upon the effective date of Gen-Probe’s right to sell under the license, Novartis’s rights under the Agreement with respect to the Impacted Product shall be modified to be co-exclusive with the right of Gen-Probe and its Affiliates to promote, market and sell the Impacted Product for use in the Blood Screening Field.
***Confidential Treatment Requested

(vi) If Novartis or its Affiliate elects Option 2 with respect to an Alternative Technology other than [...***...], Novartis or its Affiliate may proceed with product development or commercialization only if Novartis grants Gen-Probe a license of the Chiron IP Rights, on reasonable commercial terms similar to those granted Third Parties, permitting Gen-Probe and is Affiliates to make, have made, use, sell, and import under Gen-Probe’s brands and trademarks the Impacted Products. The license to Gen-Probe for an Impacted Product shall be effective on a country-by-country basis and Impacted Product-by-Impacted Product basis as of the first date on which (a) Novartis or its Affiliate has commenced sales in such country of the Alternative Technology product and (b) the number of blood donations screened with an Impacted Product in such country for any calendar quarter has declined as a result of the introduction of the Alternative Technology product by at least [...***...] from the number of donations screened with such Impacted Product in either (x) the quarter immediately proceeding Novartis’ written notice to Gen-Probe of the Alternative Technology or (y) the corresponding quarter for the prior calendar year (the “Option 2 [...***...] Threshold”); provided that the license shall permit Gen-Probe and is Affiliates to undertake activities prior to such date that are necessary to enable Gen-Probe and is Affiliates to sell the Impacted Product as of such date. If Novartis or its Affiliate elects Option 2 with respect to an Alternative Technology for [...***...], the license to Gen-Probe shall be effective on a country-by-country basis and Impacted Product-by-Impacted Product basis as of the first date on which (a) Novartis or its Affiliate has commenced sales in such country of the Alternative Technology product and (b) the number of blood donations screened with an Impacted Product in such country for any calendar quarter has declined as a result of the introduction of the Alternative Technology product (the “Option 2 [...***...] Threshold”), and the Option 2 [...***...] Threshold shall not apply. Upon the effective date of Gen- Probe’s right to sell under a license, Novartis’s rights under this Agreement with respect to the Impacted Product shall be modified to be co-exclusive with the right of Gen-Probe and is Affiliates to promote, market and sell the Impacted Product for use in the Blood Screening Field.
(vii) For purposes of this section 3.2.8(a), “country—by-country” shall mean, with respect to Germany, the United Kingdom, France, and Italy (the “Major European Markets”), each country individually and/or the four countries considered in the aggregate. By way of example, the Option 2 [...***...] Threshold would be triggered as to France as a result of the requisite percentage decline in the number of screened blood donations in France and would also be triggered in France (and the other Major European Markets) as a result of the requisite percentage decline in the number of screened blood donations in the Major European Markets considered in the aggregate.
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     7. Initiation of “Companion Diagnostic” Program. The parties will work together, on a non-exclusive basis, to research and develop molecular diagnostic assays that could be used to help identify patients who are likely to particularly benefit from medicines that Novartis or any of its Affiliates is developing or marketing. To develop these potential “companion diagnostic” tests, Novartis may contribute biomarkers discovered through its research efforts, and Gen-Probe will provide its molecular diagnostics technologies and assay development expertise. Novartis will also provide at least [...***...] in aggregate research funding to Gen-Probe in 2009 and 2010 in support of initial research and development. The parties will establish development agreements on a case-by-case basis, with the parties expecting to share revenues associated with any companion diagnostic tests that are successfully commercialized.
     8. Other Provisions.
          a. Board Approval. Each of the undersigned executives represents that he has full corporate authority to execute this Amendment No. 11 on behalf of Gen-Probe and Novartis, respectively, subject only to approval by each party’s Board of Directors. This Amendment No. 11 shall not be effective unless by January 23, 2009, each party’s Board of Directors has approved Amendment No. 11 and written notice of such approval has been delivered to the other party. If such written notice of approval is not delivered by each party by January 23, 2009, this Amendment No. 11 shall be null and void. Each party agrees to use its best efforts to present this Amendment No. 11 to its Board within the time allowed and agrees to recommend that the Amendment No. 11 be approved.
          b. Public Announcement. Neither party will issue a public announcement without the prior written consent of the other party, which shall not be unreasonably withheld. Notwithstanding the foregoing sentence, a party may disclose the fact and terms of this Amendment No. 11 as required by applicable laws, rules or regulations, including the rules of any stock exchange on which such party’s securities are traded; provided that the disclosing party shall use commercially reasonable efforts to provide reasonable advanced notice to allow the other party the opportunity to comment as to the nature and extent of such disclosure and, consistent with its obligations under applicable laws, rules or regulations, the disclosing party shall reasonably consider such comments..
          c. Restated Agreement. The parties will in good faith negotiate a Restated Agreement incorporating this Amendment No. 11 and all prior amendments and supplemental agreements within [...***...] of the Amendment Effective Date. The parties agree that any dispute concerning the incorporation of this Amendment No. 11 and all prior amendments and supplemental agreements into the Restated Agreement shall be subject to Section 13.1, but not Section 13.2 of the Agreement. Article 13 shall remain in full force and effect as to all other controversies and claims under the Agreement, this Amendment No. 11, and all prior amendments and supplemental agreements.
***Confidential Treatment Requested

     9. No Other Amendment. Except as is expressly set forth in this Amendment No. 11, all other terms and conditions of the Agreement shall continue in full force and effect.
     10. Counterparts. This Amendment No. 11 may be executed in counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have caused this Amendment No. 11 to be executed and the persons signing below warrant that they are duly authorized to sign for and on behalf of the respective parties, subject to Section 13.a.

GEN-PROBE INCORPORATED			NOVARTIS VACCINES & DIAGNOSTICS, INC.

By:	/s/ Henry L. Nordhoff Henry L. Nordhoff		By:	/s/ Andrin Oswald, M.D. Andrin Oswald, M.D.
	Its:	Chief Executive Officer		Its:	Chief Executive Officer
	Date:	January 15, 2009		Date:	January 22, 2009

Attachment A

Percentages for Use in Calculating
Applicable Purchase Price Pursuant to Section 1.2.1

Calendar Year	Applicable Percentage
2009	44%
2010	46%
2011	46%
2012	47%
2013	47%
2014	48%
2015 and all subsequent years during the Blood Screening Term	50%

Attachment B
Terms and Conditions for the Development
of the Panther Instrument for the Blood Screening Field
     Gen-Probe has commenced development of the Panther Instrument for clinical diagnostic use. The “Panther Instrument” shall mean an integrated, fully-automated low to mid volume molecular diagnostic instrument system designed to be able to process the Blood Screening Assays, currently anticipated to have the following features: anticipated throughput of [...***...] tests in [...***...]; continuous access to samples and reagents; and an estimated transfer price from the manufacturer of approximately [...***...].
     The instrument system and the instrument development plan for the Panther Instrument will need to be modified to permit use of the instrument system in the Blood Screening Field.
     Gen-Probe will not be required to commence development of the blood screening version of the Panther Instrument System prior to [...***...], but will use commercially reasonable efforts to commence development promptly following the execution of a Panther Addendum. The parties will use their best efforts to negotiate in good faith and execute a Panther Addendum within [...***...] following the execution of this Amendment No. 11. When executed, the Panther Addendum will obligate Novartis to pay Gen-Probe up to a maximum of [...***...] toward reimbursement of the costs of modification of the Panther Instrument for use in the Blood Screening Field (in accordance with the methodology previously agreed between the parties for development costs for Future Blood Screening Assays.) Until Novartis has paid Gen-Probe [...***...], Novartis will be solely responsible for the costs incurred for development of the Panther Instrument as a Blood Screening Instrument. Once Novartis has paid Gen-Probe [...***...], Gen-Probe will be solely responsible for the costs incurred for further development of the Panther Instrument as a Blood Screening Instrument. “Development” of the instrument will be deemed complete upon completion of R&D validation and verification of the instrument and the manufacturer’s release of the instrument design for manufacturing. Following completion of development, the parties will share the cost of clinical trials for the Panther Instrument and for Blood Screenings Assays on the Panther Instrument. Following completion of development, the parties will also share the cost of any agreed continuing improvement programs for the Panther Instrument.
Prior to the date of this Agreement, Gen-Probe has expended significant effort and resources in the development of the Panther Instruments for use in the Clinical Diagnostic Field. The [...***...] cap on Novartis’s obligation for Panther Instrument development costs applies to the instrument specifications as of the date of Amendment No. 11, with such minimal additional development work as is required to modify the existing specifications for use in the Blood Screening Field. The cap does not apply if and to the extent the parties agree to additional modifications of the Panther Instrument specifications.
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     The Panther Addendum will include, generally, provisions for management of product development comparable to those included in other new product development addendum previously agreed between the parties for Future Blood Screening Assays. The Addendum will specify the requirements for the Panther Instrument and will require delivered instruments to meet all agreed specifications. Other than as expressly set forth herein, the parties’ rights and obligations with respect to the Panther Instrument shall be established solely by the Panther Addendum.
     After Novartis has received revenue equal to the Transfer Price paid to Gen-Probe for any Panther Instrument, Novartis shall pay to Gen-Probe an amount equal to fifty percent (50%) of all revenue attributable to any sale, lease and/or placement of such Panther Instrument with an independent customer by Novartis and its Affiliates in the Territory (notwithstanding any provision to the contrary in section 3.3.6 of the Agreement). Novartis shall be entitled to retain all revenue received by Novartis and its Affiliates in consideration for the maintenance and servicing of the Panther Blood Screening Instruments, not to exceed commercially reasonable amounts consistent with standard industry practice in the diagnostic and/or blood screening markets.
     Novartis shall pay an additional Technology Access Fee to Gen-Probe in the amount of [...***...] upon the earlier to occur of (1) FDA approval of the Panther Instrument for use in the Blood Screening Field in the United States, (ii) authorization to “CE Mark” the Panther Instrument for use in the Blood Screening Field in the European Economic Area, or (iii) the authorized first commercial sale of the Panther Instrument for use in the Blood Screening Field.
***Confidential Treatment Requested

Attachment C

Conditions For Gen-Probe’s Agreement
To Contribute To HIV Patent Payments
[...***...]
***Confidential Treatment Requested

[...***...]
***Confidential Treatment Requested